As filed with the U.S. Securities and Exchange Commission on March 8, 2005

Registration No. 333-115424

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

GURUNET CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	98-0202855
(State of Incorporation)	(I.R.S. Employer Identification No.)

Building 98
Jerusalem Technology Park
Jerusalem 91481 Israel
(Address of principal executive offices, including zip code)

GuruNet Corporation 1999 Stock Option Plan
Atomica Corporation 2000 Stock Plan
Atomica Corporation 2003 Stock Plan
GuruNet Corporation 2004 Stock Plan
Stock Option Agreement with Dr. Yossi Vardi, dated as of July 22, 1999
(Full Title of Plan)

Steven Steinberg
Chief Financial Officer
Building 98
Jerusalem Technology Park
Jerusalem 91481 Israel
(Name and address of agent for service)

Telephone number of agent
for service: +972-2-649-5123

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registere	Amount To be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fees

GuruNet common stock, $0.001 par value	1,554,143 shares	$8.52	$13,241,298.36	$1,558.50

(1)
Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, this registration statement also covers such indeterminate additional shares of common stock to be offered or issued to prevent dilution as a result of future stock splits, stock dividends or other similar transactions.

(2)
Pursuant to Rule 457(h) under the Securities Act, the proposed maximum offering price per share was calculated for an aggregate of 59,673 shares of common stock issuable upon exercise of outstanding options granted under the GuruNet Corporation 1999 Stock Option Plan, 91,715 shares of common stock issuable upon exercise of outstanding options authorized and granted under the Atomica Corporation 2000 Stock Plan, 503,277 shares of common stock issuable upon exercise of outstanding options granted under the Atomica Corporation 2003 Stock Plan, 866,000 shares of common stock issuable upon exercise of outstanding options granted under the GuruNet Corporation 2004 Stock Plan, and 33,478 shares of common stock underlying non-plan options pursuant to that certain Stock Option Agreement between the Company and Dr. Yossi Vardi dated as of July 22, 1999, based on the weighted average exercise prices of all such options of $8.52. For options available to be granted but not yet granted under the GuruNet Corporation 2004 Stock Plan, the per share exercise price was determined pursuant to Rule 457(c) under the Securities Act, and is based on the average of the high and low prices of our Common Stock as reported on the American Stock Exchange on March 4, 2005.

Explanatory Note

The Registrant has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register (i) 1,520,665 shares of common stock, par value $0.001 per share (“Common Stock”) of GuruNet Corporation that are issuable upon the exercise of options previously granted under the Registrant’s GuruNet Corporation 1999 Stock Option Plan, Atomica Corporation 2000 Stock Plan, Atomica Corporation 2003 Stock Plan and GuruNet Corporation 2004 Stock Plan (collectively, the “Plans”) and (ii) 33,478 shares of Common Stock issuable upon exercise of options granted outside of the Plans pursuant to that certain Option Agreement between the Company and Dr. Yossi Vardi dated as of July 22, 1999.

 PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.	PLAN INFORMATION

                The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plans as specified by Rule 428(b)(1) under the Securities Act of 1933. Such documents are not being filed with the Securities and Exchange Commission, but constitute, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

ITEM 2.	REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

The Company will furnish without charge and upon written or oral request, to each person to whom the prospectus is delivered, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Requests should be directed to GuruNet Corporation, Jerusalem Technology Park (Building 98), 91481 Jerusalem, Israel, attention: Steven Steinberg; telephone number 972-2-649-5123.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The Securities and Exchange Commission (SEC) allows us to “incorporate by reference” in this registration statement the information in the documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this registration statement, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this registration statement. We incorporate by reference in this registration statement the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) until all of the securities that may be offered by this registration statement are sold, except that we are not incorporating by reference any information that is not deemed to be filed under those sections.

We hereby incorporate by reference the following documents filed with the SEC pursuant to the Exchange Act (File No. 001-07882):

•	Our Quarterly Report on Form 10-QSB for the period ending on September 30, 2004, filed with the SEC on November 29, 2004;

•
The description of our common stock, par value $.001 per share, contained in our registration statement on Form 8-A12B, filed with the SEC on July 27, 2004, including any subsequently filed amendments and reports updating such description;

•	Our prospectus filed on October 15, 2004 pursuant to Rule 424(b)(3); and

•
All documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

Information that we file later with the SEC will automatically update and supersede this information.

We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents described above, except for exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents. Requests for copies should be addressed to:

GuruNet Corporation.
Attention: Investor Relations
Building 98
Jerusalem Technology Park
Jerusalem 91481 Israel
Telephone: +972-2-649-5195

ITEM 4.	DESCRIPTION OF SECURITIES

The description of our common stock, par value $.001 per share, contained in our registration statement on Form 8-A12B, filed with the SEC on July 27, 2004, including any subsequently filed amendments and reports updating such description, is hereby incorporated by reference.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

As of the date of this prospectus, a shareholder of Greenberg Traurig, LLP, the registrant’s outside counsel, holds 6,667 shares of our Common Stock and warrants to purchase 6,066 shares of our Common Stock.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

We are a Delaware corporation. Subsection (b)(7) of Section 102 of the Delaware General Corporation Law (the “DGCL”) enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of the director’s fiduciary duty except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which the director derived an improper personal benefit.

Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any present or former director, officer, employee or agent of the corporation, or any individual serving at the corporation’s request as a director, officer, employee or agent of another organization, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding provided that such director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that such director, officer, employee or agent had no reasonable cause to believe his or her conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any present or former director, officer, employee or agent who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit provided that such director, officer, employee or agent acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such director, officer, employee or agent shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such director, officer, employee or agent is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director, officer, employee or agent has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith and that indemnification and advancement of expenses provided for, by or granted pursuant to Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled and empowers the corporation to purchase and maintain insurance on behalf of a present or former director, officer, employee or agent of the corporation or any individual serving at the corporation’s request as a director, officer or employee of another organization, against any liability asserted against him or her or incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

Article 11 of our certificate of incorporation, as amended, provides for the elimination of liability of our directors to the extent permitted by the DGCL. Article VI of our By-Laws, as amended, provides for indemnification of our directors or officers or those individuals serving at our request as a director or officer of another organization, to the extent permitted by Delaware law.

We have in effect a directors and officers liability insurance policy indemnifying our directors and officers and the directors and officers of our subsidiaries within a specific limit for certain liabilities incurred by them, including liabilities under the Securities Act. We pay the entire premium of this policy.

We have entered into separate indemnification agreements with each of our directors and officers. These agreements require us, among other things, to indemnify such director or officer against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such individual in connection with any action, suit or proceeding arising out of such individual’s status or service as one of our directors or officers, provided that such individual acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests and, in the case of a criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful, and to advance expenses incurred by such individual in connection with any proceeding against such individual with respect to which such individual may be entitled to indemnification by us.

We believe that our certificate of incorporation and bylaw provisions, our directors and officers liability insurance policy and our indemnification agreements are necessary to attract and retain qualified persons to serve as our directors and officers.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED

 Not applicable.

ITEM 8.	EXHIBITS

 See Index to Exhibits.

ITEM 9.	UNDERTAKINGS

 The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(a) and (1)(b) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jerusalem, the State of Israel, on this 8th day of March 2005.

GURUNET Corporation.
(Registrant)

By:	/s/ Steven Steinberg
Steven Steinberg
Chief Financial Officer
(Principal Financial and Accounting Officer)

 POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Steven Steinberg, his true and lawful attorney-in-fact and agent to act for him in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in their indicated capacities on March 8, 2005.

Signature	Title

/S/ Robert S. Rosenschein Robert S. Rosenschein	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer

/S/ Mark A. Tebbe Mark A. Tebbe	Director

/S/ Edward G. Sim Edward G. Sim	Director

/S/ Yehuda Sternlicht Yehuda Sternlicht	Director

/S/ Jerry Colonna Jerry Colonna	Director

/S/ Michael Eisenberg Michael Eisenberg	Director

/S/ Mark B. Segall Mark Segall	Director

INDEX TO EXHIBITS

Exhibit	Description

3.1
Amended and Restated Certificate of Incorporation of GuruNet. (Previously filed as Exhibit 3.1 to the Registration Statement on Form SB-2 (File No. 333-115424) filed May 12, 2004, and incorporated herein by reference.)

3.2	Amended and Restated Bylaws of GuruNet. (Previously filed as Exhibit 3.2 to the Registration Statement on Form SB-2 (File No. 333-115424) filed May 12, 2004, and incorporated herein by reference.)

4.1	Specimen Common Stock Certificate (Previously filed as Exhibit 4.1 to the Registration Statement on Form SB-2 (File No. 333-115424) filed July 16, 2004, and incorporated herein by reference.)

4.2 (a)	Form of GuruNet Corporation 2004 Stock Option Agreement

4.2 (b)	Form of GuruNet Corporation 2004 Stock Option Agreement (copy executed by registrant officers)

4.2 (c)	GuruNet Corporation 2004 Stock Plan (Previously filed as Exhibit 10.2 to the Registration Statement on Form SB-2 (File No. 333-115424) filed May 12, 2004, and incorporated herein by reference.)

4.3 (a)	Form of Atomica Corporation 2003 Stock Option Agreement.

4.3(b)	Form of Atomica Corporation 2003 Stock Option Agreement (copy executed by registrant officers)

4.3 (c)	Atomica Corporation 2003 Stock Plan (Previously filed as Exhibit 10.1 to the Registration Statement on Form SB-2 (File No. 333-115424) filed May 12, 2004, and incorporated herein by reference.)

4.4 (a)	Form of 2000 Stock Option Agreement

4.4 (b)	Atomica Corporation 2000 Stock Plan

4.5 (a)	Form of 1999 Stock Option Agreement

4.5 (b)	GuruNet Corporation 1999 Stock Option Plan

4.6	Stock Option Agreement dated as of July 22, 1999 between Guru International, Inc. and Yossi Vardi

5.1	Opinion of Greenberg Traurig, LLP.

23.1	Consent of Greenberg Traurig, LLP (included in Exhibit 5.1).

23.2	Consent of KPMG Somekh Chaikin, Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included in the signature page to this registration statement).